Exhibit 10(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus and to the use of our reports: (1) dated March 28, 2008, with respect to the financial statements of Merrill Lynch Life Variable Annuity Separate Account D and (2) dated March 14, 2008, with respect to the financial statements of Merrill Lynch Life Insurance Company in Post-Effective Amendment No. 10 to the Registration Statement (Form N-4, No. 333-119364) under the Securities Act of 1933, Amendment No. 20 to the Registration Statement (Form N-4, No. 811-21127) under the Investment Company Act of 1940, and the related Prospectus and Statement of Additional Information dated May 1, 2008.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 24, 2008